Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Incentive Award Plan of Cogent Communications Holdings, Inc. of our reports dated February 24, 2017, with respect to the consolidated financial statements and schedule of Cogent Communications Holdings, Inc., and the effectiveness of internal control over financial reporting of Cogent Communications Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA
May 3, 2017